Exhibit 8

313-465-7000 Fax: 313-465-8000 www.honigman.com

December 27, 2012

Taubman Centers, Inc.
200 East Long Lake Road
Suite 300
Bloomfield Hills, Michigan 48304-2324

Re:	Certain Federal Income Tax Matters
Ladies and Gentlemen:

We have acted as counsel to Taubman Centers, Inc., a Michigan corporation that has made an election to be treated as a real estate investment trust (“REIT”) for federal income tax purposes (the “Company”), in connection with the filing with the Securities and Exchange Commission (the “Commission”) on December 27, 2012, of a Registration Statement on
Form S-3 ASR (the “Registration Statement”) under the Securities Act of 1933, as amended, pursuant to which shares of the Company's common stock may be offered from time to time by certain holders of units of partnership interest in The Taubman Realty Group Limited Partnership (the “Partnership”) that have the right to exchange their units for shares of the Company's common stock. This opinion, regarding certain federal income tax matters, is being rendered to the Company pursuant to the Company's request.
We have also acted as counsel to the Company in connection with the preparation of the section captioned “Material U.S. Federal Income Tax Consequences” of the Registration Statement.
In rendering the opinions stated below, we have examined and, with your consent, relied on the following documents:

(i)	Restated Articles of Incorporation of the Company, dated October 31, 2011;

(ii)
Second Amendment and Restatement of Agreement of Limited Partnership of the Partnership, dated September 30, 1998, as had been amended through December 11, 2012 (the “Second A&R Partnership Agreement”);

(iii)	Third Amendment and Restatement of Agreement of Limited Partnership of the Partnership, dated December 12, 2012 (the “Third A&R Partnership Agreement”);

(iv)	The Operating Agreement of The Taubman Company LLC (the “Manager”), dated October 30, 2001, as had been amended through December 29, 2011 (the “Operating Agreement”);

2290 First National Building · 660 Woodward Avenue ∙ Detroit, Michigan 48226-3506 (313)465-7000 Detroit ∙ Lansing ∙ Oakland County ∙ Ann Arbor ∙ Kalamazoo

HONIGMAN

December 27, 2012

(v)	The Amended and Restated Operating Agreement of the Manager dated December 30, 2011 (the “A&R Operating Agreement”);

(vi)	Amended and Restated Certificate of Incorporation of T-I REIT, Inc. (“T-I REIT”), dated November 17, 1999, as had been amended through the date of T-I REIT's liquidation on December 28, 2010;

(vii)	The Registration Statement;

(viii)
A letter of even date to us from Lisa A. Payne, Vice Chairman and Chief Financial Officer of the Company, containing certain written representations of the Company (“Certificate of Representations”); and

(ix)	Such other records, certificates and documents as we have deemed necessary or appropriate for purposes of rendering the opinions set forth herein.

In our examination of the foregoing documents, we have assumed, with your consent, that (i) the documents are original documents, or true and accurate copies of original documents, and have not been subsequently amended, (ii) the signatures on each original document are genuine, (iii) where any such document required execution by a person, the person who executed the document had proper authority and capacity, (iv) all representations and statements set forth in such documents are and will be true and correct, (v) where any such document imposes obligations on a person, such obligations have been or will be performed or satisfied in accordance with their terms, (vi) the Company, the Partnership, and the Manager at all times have been and will be organized and operated in accordance with the terms of such documents, as applicable, and (vii) T-I REIT at all times had been organized and operated in accordance with the terms of such documents, as applicable, through the date of T-I REIT's liquidation on December 28, 2010. We have not independently investigated or made separate inquiry into any of the representations, facts or assumptions set forth in such documents or any other documents. We have, consequently, assumed and relied on the Company's representations that the information presented in the foregoing documents or otherwise furnished to us completely and accurately describes all material facts relevant to our opinions. Without limiting the foregoing, we have assumed that all statements and descriptions of the past and intended future activities of the Company and its affiliates in the Certificate of Representations are true and accurate, and that all representations that speak in the future, or to the intention or expectation, or to the best of the belief and knowledge of any person(s) are and will be true, correct, and complete as if made without such qualification. No facts have come to our attention, however, that would cause us to question the accuracy or completeness of such facts, assumptions, or documents in a material way.
Our opinions are based on the assumptions that (i) the Company has been and will continue to be operated in accordance with the laws of the State of Michigan, (ii) the Partnership has been and will continue to be operated in accordance with the laws of the State of Delaware, (iii) the Manager has been and will continue to be operated in accordance with the laws of the State of Delaware, and (iv) T-I REIT had been

2290 First National Building · 660 Woodward Avenue ∙ Detroit, Michigan 48226-3506 (313)465-7000 Detroit ∙ Lansing ∙ Oakland County ∙ Ann Arbor ∙ Kalamazoo

HONIGMAN

December 27, 2012

operated in accordance with the laws of the State of Delaware through the date of T-I REIT's liquidation on December 28, 2010.

Our opinions are also based on the assumptions that (i) the Company has been and will continue to be operated in the manner described in the relevant organizational documents, (ii) from September 30, 1998, until the effective date of the Third A&R Partnership Agreement, the Partnership had been operated in the manner described in the Second A&R Partnership Agreement, (iii) the Partnership has, since the effective date of the Third A&R Partnership Agreement, been and will continue to be operated in the manner described in the Third A&R Partnership Agreement, (iv) from October 30, 2001, until the effective date of the A&R Operating Agreement, the Manager had been operated in the manner described in the Operating Agreement, (v) the Manager has, since the effective date of the A&R Operating Agreement, been and will continue to be operated in the manner described in the A&R Operating Agreement, and (vi) T-I REIT had been operated in the manner described in the relevant organizational documents through the date of T-I REIT's liquidation on December 28, 2010.
In rendering the opinions stated below, we have also considered and relied on the Internal Revenue Code of 1986, as amended (the “Code”), the Treasury Regulations promulgated thereunder (the “Regulations”), administrative rulings and the other interpretations of the Code and Regulations by the courts and the Internal Revenue Service (the “IRS”), all as they exist as of the date hereof. It should be noted, however, that the Code, Regulations, judicial decisions, and administrative interpretations are subject to change at any time and, in some circumstances, with retroactive effect. We can give no assurance, therefore, that legislative enactments, administrative changes or court decisions may not be forthcoming that would modify or supersede the opinions stated herein. In addition, there can be no assurance that positions contrary to our opinions will not be taken by the IRS, or that a court considering the issues will not hold contrary to such opinions. Moreover, the opinions set forth below represent our conclusions based upon the documents, facts, assumptions, and representations referred to above. Any material amendments to such documents or changes in any significant facts after the date hereof, or inaccuracy of such assumptions or representations, could affect the opinions referred to herein.
We express no opinion as to the laws of any jurisdiction other than the federal laws of the United States of America to the extent specifically referred to herein.
Based on and subject to the foregoing, we are of the opinion that:
1.    The Company has been organized and has operated in conformity with the requirements for qualification and taxation as a REIT under the Code, effective for each of its taxable years ended December 31, 2008 through December 31, 2011, and its past, current and proposed method of operation will enable the Company to meet the requirements for qualification and taxation as a REIT for its taxable year ending December 31, 2012 and thereafter. The Company's qualification as a REIT under the Code will depend on the

2290 First National Building · 660 Woodward Avenue ∙ Detroit, Michigan 48226-3506 (313)465-7000 Detroit ∙ Lansing ∙ Oakland County ∙ Ann Arbor ∙ Kalamazoo

HONIGMAN

December 27, 2012

Company's ability to meet, through actual operating results, the applicable asset composition, source of income, stockholder diversification, distribution and other requirements of the Code and Regulations necessary for REIT qualification. We will not review such operating results and, accordingly, no assurance can be given that the actual results of the Company's operations for any taxable year satisfy or will satisfy the requirements for REIT qualification or will be consistent with the representations made to us with respect thereto.

2.
The discussion under the caption “Material U.S. Federal Income Tax Consequences” in the Registration Statement, to the extent it constitutes descriptions of legal matters or legal conclusions, is accurate in all material respects.

Other than as expressly stated above, we express no opinion as to any other federal income tax issue or matter relating to the Company. We consent to the filing of this opinion as an exhibit to the Registration Statement and to references to Honigman Miller Schwartz and Cohn LLP under the sections captioned “Material U.S. Federal Income Tax Consequences” and “Validity of Common Stock” in the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules or regulations of the Commission thereunder. This opinion is expressed as of the date hereof, and we disclaim any undertaking to advise you of any subsequent changes of matters stated, represented, covenanted, or assumed herein or any subsequent changes in applicable law. This opinion is issued to you in connection with the filing of the Registration Statement and may not be used or relied upon by any other person or for any other purpose without our express written consent.

Very truly yours,

HONIGMAN MILLER SCHWARTZ AND COHN LLP

DSL:AZD:MSB

2290 First National Building · 660 Woodward Avenue ∙ Detroit, Michigan 48226-3506 (313)465-7000 Detroit ∙ Lansing ∙ Oakland County ∙ Ann Arbor ∙ Kalamazoo